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                                                                    EXHIBIT 99.1


[WESCO DISTRIBUTION LOGO]   NEWS RELEASE
                            ----------------------------------------------------
                            [WESCO DISTRIBUTION LETTERHEAD]


                       WESCO INTERNATIONAL, INC. ANNOUNCES
               PURCHASE OF 4.3 MILLION SHARES OF ITS COMMON STOCK

              Contact: Stephen A. Van Oss, Chief Financial Officer
          WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
                            http://www.wescodist.com

Pittsburgh, PA, November 20, 2003 - WESCO International, Inc. [NYSE:WCC], a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced that it has purchased, at a discount from market, approximately 4.3 million of its outstanding Class B Nonvoting Convertible Common Stock, $0.01 par value, representing 9.5% of its Common Stock outstanding in a single privately negotiated transaction.

Stephen A. Van Oss, Vice President and Chief Financial Officer, stated, "Over the past eighteen months, we have made significant improvements in our capital structure and operational performance and this has positioned the Company to take advantage of an attractive share repurchase opportunity and to consummate this highly accretive transaction for the benefit of our shareholders."

Roy W. Haley, Chairman and Chief Executive Officer, commented, "Our management team and our Board are committed to performance improvement and enhanced shareholder value. This transaction demonstrates the Board's confidence in the Company's financial position, current performance and future prospects."

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WESCO International, Inc. [NYSE: WCC] is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation's largest provider of integrated supply services with 2002 annual product sales of approximately $3.3 billion. The Company employs approximately 5,400 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as well as the Company's other reports filed with the Securities and Exchange Commission. WESCO's Internet address is: http://www.wescodist.com.